Exhibit 99

Belmond Ltd. 2016 Annual Report

President and Chief Executive Officer’s Message

April 21, 2017

Dear Fellow Shareholders,

2016 marked a crossroads in Belmond’s development, as we made some critical steps forward that not only led to a strong year, but also provided us with a solid basis for optimism about the Company’s future.

Notable among those steps forward was the June 2016 unveiling of our new strategic growth plan, which was the culmination of a great deal of hard work, critical thinking and collaboration by the senior management team under the direction of our board of directors. This plan focuses our strategic objectives on three key areas and provides a framework for our aspirational financial goals, including our aim of doubling the size of the Company by 2020(1).

This year we laid the foundation for Belmond’s execution of accelerated growth under the plan by commencing the implementation of enhanced business systems and various crucial growth initiatives, coupled with the recruitment of some new management talent to supplement, strengthen and deepen our executive team in preparation for the ambitious five-year course that we set for the Company. At the same time, we continued to maintain a disciplined focus on our operating results, delivering 8% constant currency growth in adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), bringing Adjusted EBITDA to $128.2 million for the full year 2016.

We are encouraged by all that we have accomplished on our strategic growth plan thus far and are looking forward to 2017, which we anticipate will be a pivotal year of progress toward meeting our 2020 goals. We firmly believe that we have the right management team in place and are well positioned to execute on our strategic growth plan, which clearly articulates our long-term goals and puts the Company on the path towards delivering substantial long-term shareholder value.

2020 STRATEGIC GROWTH PLAN

Our strategic growth plan targets a doubling of both our Adjusted EBITDA and our number of operated properties by 2020. We are in a position to present this plan because we weathered the storm of the Great Recession, which led us to optimize our cost structure; sell non-core assets; simplify our balance sheet and reduce net leverage; launch the Belmond brand; and strengthen the executive leadership team. These actions set the stage for our future growth and, starting when I took the reins as chief executive officer in late 2015, gave us the strong base to re-assess how best to realize the Company’s long-term potential and develop a concrete game plan for achieving our vision for Belmond.

(1)  In terms of Adjusted EBITDA and the number of properties in operation, as compared to Adjusted EBITDA for 2015 and the number of properties in operation as of December 31, 2015.

In formulating our strategic growth plan, we did extensive research to identify, analyze and quantify the Company’s growth opportunities. We then mapped out the resources that we believe will be necessary to achieve this growth. The ultimate result of these efforts was the strategic growth plan that we announced in June 2016, which represents a thorough, ambitious path towards achieving the Company’s potential and a blueprint towards its transformation.

The 2020 strategic plan is segmented into three growth pillars: driving organic growth, increasing brand awareness, and expanding our global footprint. While we have set ourselves challenging targets, we believe that, with our seasoned and dedicated leadership team and a disciplined focus on these three key areas, we can achieve our 2020 Adjusted EBITDA goals, of which we expect approximately half of the growth to come from our existing properties and approximately half to come from footprint expansion. For organic growth, we are projecting that our existing properties will achieve five-year compound annual growth rates of three to five percent for revenue and revenue per available room (“RevPAR”) and 7.5 to 9.5 percent for Adjusted EBITDA. On the footprint expansion side, we intend to take our portfolio from 44 properties in operation at the end of 2015 to between 80 and 97 at the end of 2020. Through improvements in each of the three growth pillars, we expect to create a virtuous cycle where the benefits we realize in one area will reinforce the other areas, translating into opportunities and growth. With this interplay, we anticipate that momentum for the plan will build, generating opportunities to put us in a strong position for the year ahead and to achieve our 2020 goals.

UPDATE ON 2020 STRATEGIC GROWTH PLAN — DRIVING ORGANIC GROWTH

We made significant progress in 2016 on the first pillar, driving organic growth. Our work largely focused on operating initiatives that we divide into four categories: structure, resources, systems, and product. With regard to structure, we continued to look for areas of improvement to ensure that we can operate as a seamless, fully integrated enterprise that provides the necessary support for our hotels and businesses. We revised the reporting lines for our sales and marketing departments so that all revenue-related functions report into our chief operating officer, Philippe Cassis, who has the primary responsibility of enhancing the performance of our properties. In revising these and other reporting lines, we created a more collaborative and efficient working environment, which has and should continue to create greater operating synergies and revenue opportunities.

With regard to resources, it is essential that we have the right people in place. Over the course of 2016, we strengthened our corporate and property operations teams and, just as importantly, educated everyone on the strategic plan, aligning their focus on achieving our 2020 goals. We also worked to ensure that all employees understand and feel connected to the Belmond brand so that they are able to bring the brand to life for every guest. Delivering exceptional, personalized experiences is one of the ways we differentiate ourselves from our competition. It is up to our on-property employees to deliver the best experiences to our customers, and it is the responsibility of management to make sure that our people have the right training and tools to do so.

In terms of systems, one of our focuses in 2016 was to establish a new digital ecosystem, one that is centered around modernizing our customer relationship management system (“CRM”) and Company website. By improving our CRM capabilities, we will engage more effectively with customers, allowing us to better leverage our existing databases and drive greater revenue opportunities. The new CRM, which we expect to launch in the second quarter of 2017, will recognize customers before arrival, on property, and after departure, allowing us to better communicate and engage with guests at every step of their

Belmond journey. It will also provide a platform to better recognize our customers, which we believe will create a greater guest-brand connection and increase repeat and cross-visitation, driving incremental revenue and, importantly, building customer loyalty.

Upgrading our website has been an early focus in our plan, as we believe a user-friendly, dynamic website will unlock tremendous opportunities. In 2016, we took steps to optimize our existing website, while in the background we commenced the build of a new website, which we expect to launch in the second half of 2017. We are encouraged by the increases in website traffic and revenue that have resulted from the relatively quick changes made in 2016 to our existing website, and we look forward to our new website, which we believe will be an important milestone in our growth trajectory. Having a streamlined and technologically advanced website will allow us to better position and sell our individual properties and also create an enhanced platform to market the overall Belmond brand.

Finally, on the product front, we remain focused on investing wisely in our existing properties, using a disciplined approach to allocate capital in order to drive the most out of our portfolio. During 2016, we completed an extensive review of the near-, medium- and long-term investment opportunities in our portfolio to ensure that we are employing a comprehensive, multi-year outlook. At the same time, we completed several important re-investment projects during 2016, including the addition of four new junior suites at Belmond Villa Sant’Andrea in Taormina, Sicily; the creation of eight new executive suites at Belmond Miraflores Park in Lima, Peru; the continued renovation of rooms at Belmond Mount Nelson Hotel in Cape Town, South Africa; and the extensive renovation of Belmond La Residence d’Angkor in Siem Reap, Cambodia.

UPDATE ON 2020 STRATEGIC GROWTH PLAN — BUILDING BRAND AWARENESS

We also made headway on the second growth pillar, continuing to build awareness of the Belmond brand. As a relatively young brand supported by an irreplaceable collection of heritage properties and extraordinary employees, we believe that the Belmond brand has vast potential and will ultimately become synonymous with luxury experiential travel. In 2016, we made important strides by defining our brand offering, including conceptualizing the idea of the authentic escape, which is the unifying theme that connects our properties and helps differentiate Belmond from the other luxury brands. Moreover, with our new senior vice president of brand & marketing, Arnaud Champenois, at the helm, we made significant progress in laying the foundation for our future growth by distilling our brand story and articulating our brand personality.

Arnaud and his team also worked to strengthen our brand by commencing a detailed review of our creative assets, including the approach that we will take for our visual identity and advertising concept. This groundwork will prove essential in our new, more-digitally focused media strategy, which we expect to unveil alongside the launch of our new website later in 2017.

Additionally, we continue to believe that public relations and media outreach are some of the most effective ways to build brand awareness. In 2016, we increased our public relations efforts in order to introduce our strategic plan, disseminate our brand message, and develop media relationships for future outreach. We leveraged the August launch of our Belmond Grand Hibernian train in Ireland and the 2016 Summer Olympic Games in Brazil to call attention to select Belmond product offerings but also to highlight the overall brand. We will continue to look to maximize publicity around new product launches to promote the Belmond brand with different audiences, including customers as well as prospective development partners. Marketing our brand will not only be essential in enhancing the performance of our existing properties, it will also play a meaningful role in supporting our global footprint expansion.

UPDATE ON 2020 STRATEGIC GROWTH PLAN — EXPANDING OUR GLOBAL FOOTPRINT

Our third and final growth pillar, expanding our global footprint, is well underway. In August 2016, we launched our first new product, Belmond Grand Hibernian, since announcing our 2020 strategic growth plan. The train’s early success in 2016 and strong bookings for 2017 demonstrate the robust demand for our type of authentic escapes. Likewise, we announced that we would be adding another train experience in Peru. Belmond Andean Explorer, which we expect to launch in May 2017, will be South America’s first luxury sleeper train, taking guests on journeys that will include experiences at Lake Titicaca and Colca Canyon.

In order to meet our 2020 footprint expansion goals, we need the right development resources. To that end, we have made it a priority to build our development team, which consisted of one senior resource when I joined the Company in late 2015. During 2016, we hired three deal professionals — two based in Europe and one in the Middle East, and, in early 2017, Kenneth Hatton joined the Company as senior vice president of global development. His extensive experience in hospitality transactions makes him uniquely qualified for the position and we expect that he will serve as a catalyst for our footprint expansion growth. We’ve already begun to see the benefits of our enhanced development team, having identified a number of attractive opportunities and establishing deeper relationships with key owner and investment groups. With a pickup in the number of deals we are evaluating, we continue to maintain a selective, disciplined approach to ensure that all deals meet our strict brand requirements and financial metrics.

Looking ahead to 2017, we expect to fill out our development team by hiring two more deal resources to be located in Asia and the Americas. These remaining hires will complete our development team and put us in a solid position to show results on our footprint expansion goals.

FINANCIAL ACHIEVEMENTS

We reported strong results for 2016 that were in line with the long-term growth metrics we provided in our 2020 strategic growth plan. Our results clearly demonstrated our focus on driving growth from our existing operations, as evidenced by an 8% Adjusted EBITDA increase and 3% constant currency revenue and RevPAR growth, all on a constant currency basis and as compared to 2015.

We successfully leveraged strong demand around the 2016 Summer Olympics in Brazil and the peak summer season in Europe, while navigating through challenging economic environments in select parts of our portfolio. We continued our disciplined approach of investing in our existing assets to drive incremental long-term growth, spending approximately $34 million on project capital expenditures over the course of the year. I am proud of the team for their focus and dedication in delivering our 2016 results.

IN CONCLUSION

We embarked on an exciting new chapter in 2016 — developing and unveiling our 2020 strategic growth plan and laying the groundwork for execution of the plan, which we believe is the best path forward for delivering long-term shareholder value.

At the same time as we were preparing the foundation for future growth, we also maintained a keen focus on our near-term results. We recruited some key new hires, including building out our development team, and implemented organizational changes in order to best strategically and operationally position the Company for execution on the strategic growth plan in the years ahead. As a result, I firmly believe that the foundation we laid in 2016 puts us in a position where our ambitious 2020 goals are within our reach.

I am more confident than ever about the future of this Company and am proud to be leading Belmond in its next growth phase. On behalf of the management team and my fellow directors, I would like to express my appreciation for your continued support; we look forward to collaborating with you as we continue to execute on our strategy.

H. Roeland Vos

President and Chief Executive Officer

Belmond Ltd. and Subsidiaries

Summary of operating results

(Unaudited)

	Year ended December 31,
$ millions	2016	2015
Revenue

Owned hotels:
- Europe	199.1	200.0
- North America	145.9	148.1
- Rest of world	130.3	124.4
Total owned hotels	475.3	472.5
Owned trains & cruises	59.3	65.5
Management fees	15.2	13.4
Revenue	549.8	551.4

Impact of translating prior year results at current year exchange rates		(16.6)

Revenue on a constant currency basis	549.8	534.8

Year-over-year growth in revenue on a constant currency basis	3%

Earnings

Owned hotels:
- Europe	67.6	65.4
- North America	28.8	31.6
- Rest of world	33.1	31.3
Total owned hotels	129.5	128.3
Owned trains & cruises	3.8	6.7
Management fees	15.2	13.4
Share of pre-tax earnings from unconsolidated companies	16.7	10.5
	165.2	158.9
Central overheads	(26.6)	(34.6)
Share-based compensation	(6.3)	(6.7)
Central marketing costs	(4.5)	(5.5)
EBITDA before gain on disposal and impairment	127.8	112.1
Gain on disposal of property, plant and equipment and equity method investments	0.9	20.3
Impairment of goodwill and property, plant and equipment	(1.0)	(9.8)
EBITDA	127.7	122.6

Belmond Ltd. and Subsidiaries

Reconciliations and adjustments

(Unaudited)

	Year ended December 31,
$ millions	2016	2015
Adjusted EBITDA

EBITDA	127.7	122.6
Adjusting items:
Restructuring and other special items (1)	0.4	7.4
Gain on disposal of property, plant and equipment and equity method investments (2)	(0.9)	(20.3)
Impairment of goodwill and property, plant and equipment	1.0	9.8
Adjusted EBITDA	128.2	119.5

Impact of translating prior year results at current year exchange rates		(1.1)

Adjusted EBITDA on a constant currency basis	128.2	118.4

Year-over-year growth in adjusted EBITDA on a constant currency basis	8%

Reconciliation to net earnings

EBITDA	127.7	122.6
Depreciation & amortization	(52.4)	(50.5)
Gain on extinguishment of debt	1.2	—
Interest	(28.3)	(31.2)
Foreign currency, net	9.2	(5.0)
Earnings before tax	57.4	35.9
Tax	(16.4)	(17.0)
Share of tax from unconsolidated companies	(5.6)	(1.5)
Net earnings from continuing operations	35.4	17.4
Discontinued operations	1.0	(1.5)
Net earnings	36.4	15.9

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.

(2) Gain on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, St. Michaels, Maryland, gain on sale of the spa building at Belmond Casa de Sierra Nevada, San Miguel de Allende, Mexico, and gain on sale of Hotel Ritz.

Use of Non-GAAP Financial Measures and Definitions and Other Operating Performance Measures

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (“EBITDA”). Management believes that EBITDA, a non-GAAP financial measure, provides useful information to investors about the Company because it is among the measures that the Company’s management team uses to evaluate its operating performance and make day-to-day operating decisions, as it is not affected by non-operating factors such as leverage (affecting interest expense) and the historical cost of assets (affecting depreciation expense). EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company’s operating performance as presented in the Company’s consolidated financial statements filed with the U.S. Securities and Exchange Commission (“SEC”).

Adjusted EBITDA, including the items set forth in the Company’s reconciliations and adjustments tables, is a non-GAAP financial measure and does not have any standardized meaning prescribed by U.S. generally accepted accounting principles (GAAP). Management calculates adjusted EBITDA by adjusting for non-recurring items, foreign exchange (a non-cash item), asset acquisitions, leases and sales, disposals of investments, and certain other items (some of which many be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. This measure is, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA to be a meaningful indicator of operations and uses it as a measure to assess operating performance. Adjusted EBITDA is also used by investors, analysts and lenders as a measure of financial performance because, as adjusted in the foregoing manner, it provides a consistent basis on which the performance of the Company can be assessed from period to period. However, this measure is not intended to substitute for a U.S. GAAP measure of Company performance as reflected in the Company’s consolidated financial statements filed with the SEC.

EBITDA and adjusted EBITDA have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

The Company also uses the following operating performance measures in managing its business:

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Cautionary Statements

The President and Chief Executive Officer’s Message included herein contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company’s three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, footprint expansion, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the President and Chief Executive Officer’s Message, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and Brazil, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration, tax  and trade policies, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.